Pricing Supplement Dated April 28, 2008	Rule 424 (b) (3)

(To Prospectus Dated November 14, 2007)	File No. 333-131150
GMAC LLC
Demand Notes — Floating Rate

Annual Yield:	5.00%

Effective Dates:	4-28-2008 through	5-04-2008